Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 2, 2008

VISTA INTERNATIONAL TECHNOLOGIES, INC. UPDATES BUSINESS ACTIVITIES IN CHINA

DENVER, CO - January 2, 2008 - (PRNEWSWIRE) - Vista International Technologies, Inc. (VVIT) is pleased to provide an update on the execution of its global development strategy with regard to its activities in China. The company has been actively pursuing waste to energy projects in multiple provinces, as the combination of solutions available from VVIT and its parent company, Vista International, Inc. have been well received by Chinese officials. These solutions provide an opportunity to reduce waste from being disposed of in landfills and helps decrease their dependence on fossil fuels. Vista International, Inc. has established a representative office in China to handle the procedures involved with developing these projects.

VVIT believes that its Thermal Gasifier technology is a superior model for the conversion of waste to clean energy streams. Our gasifier system accepts a variety of feedstocks and converts them into various forms of clean energy. While the current state of negotiations precludes Vista from disclosing specifics of the projects, management believes it appropriate to provide a general update to investors with regard to the company’s progress.

At the request of local officials in one northern city in China, the company has submitted a proposal and obtained a letter of intent for a project which would use its gasification technology to convert at least 2,250 metric tons daily of various waste materials (landfill waste, straw, manures, coal waste, etc.) to clean renewable energy. In addition, the company received signed letters of intent from two cities in southern China to implement similar waste to energy solutions based on the company’s technology, and it is presently in discussions with four other Chinese cities that plan to implement waste to energy projects in the near future. The company plans to advance these talks, as well as finalize others, when members of senior management travel to China this month.

We do all this with the purpose of “reducing the carbon footprint one step at a time”.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward looking statements” included in our reports which are filed with the Securities and Exchange Commission.

"We are reducing the carbon footprint, one step at a time"

Contact info:

Barry Kemble, CEO
Timothy Peach, CFO
Vista International Technologies Inc.
8001 InterPort Blvd. Suite 260
Englewood, CO 80112
Phone: 303-690-8300
info@nathanielenergy.com
www.nathanielenergy.com
www.viti.us.com